Exhibit 99.1

WIRELESS AGE PROVIDES UPDATE ON
COMMERCIAL SEGMENT RESTRUCTURING STEPS

February 28, 2007 —Regina, Saskatchewan—Wireless Age Communications Inc. (WLSA:OTCBB) today announced further developments in connection with the restructuring of the company’s mmwave Technologies Inc. (mmwave) business unit.

Senior Secured Lender

On February 21, 2007, the Company received a notice of default letter from mmwave’s senior secured lender advising that due to the continuing breaches of financial covenant ratios and the ongoing operating losses, the lender intended to reduce credit limits over several weeks during the month of March 2007. Management negotiated the dates and amounts of the reductions and on February 26, 2007 was advised by the lender that it agreed with the proposed reductions. The lender has requested weekly reductions commencing immediately and progressively working to zero by March 23, 2007. The mmwave indebtedness has been guaranteed by the corporate parent. Management is hopeful that ordinary course of business collections will adequately service the repayments required by the lender during the agreed-upon period.

Continued Restructuring Steps

As announced on February 7, 2007, the Company has taken action to reduce overhead and expenses. The Company has terminated approximately 100 employees and contractors, all of whom worked within the mmwave business unit. There are 2 remaining employees of mmwave. There are approximately 80 other persons employed in the Company’s retail segment and the corporate group. The Company has closed its Mississauga office and will shortly close other regional office locations.

Unaudited Preliminary Financial Operating Results for the Year Ended December 31, 2006

On February 7, 2007, the Company stated that there will be a material impairment charge arising from the commercial segment restructuring efforts. Although the audit is not complete, preliminary results indicate that the magnitude of the impairment charge will be approximately $3 million, which includes writing off all remaining commercial segment goodwill, writing down impaired capital assets, inventory, prepaid costs and providing for additional doubtful accounts receivable.

2006 Financial Performance Covenants

The Company believes it did not attain the minimum targeted level of pre-tax earnings per share under the Preferred Share Purchase Agreement with its preferred stock investor. Therefore the conversion rate of the preferred stock held by the investor is revised from $0.14 to $0.07 per share, the exercise price of the investor’s A warrants is reduced from $0.25 to $0.125 per share and the exercise price of the investor’s B warrants is reduced from $0.50 to $0.25 per share.

Pursuant to US generally accepted accounting principles, the Company believes it is required to recognize an additional contingent beneficial conversion adjustment of approximately $2.1 million at December 31, 2006. During the three month period ended September 30, 2006 the Company recorded an initial $1.7 million charge for the beneficial conversion feature. Total charges for such contingent beneficial conversion adjustments will amount to approximately $3.8 million during fiscal 2006.

Prospective Sale of Wireless Works

On February 28, 2007, the Company’s Board of Directors approved a letter of intent to dispose of the Company’s wholly owned subsidiary Knowlton Pass Electronics Inc. (which operates under the Wireless Works business name) to David MacKinnon a former employee of the Company. The sale is subject to completion of the necessary legal documentation; however control will be transferred to the purchaser immediately. The purchase price included forgiveness of future severance obligations to Mr. MacKinnon and a 5 year promissory note (the principal amount of which is subject to final February 28, 2007 accounting records). The preliminary unaudited 2006 operating loss of the Wireless Works business was approximately $1.4 million.

This press release contains ``forward looking statements'' as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Wireless Age Communications, Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Wireless Age Communications, Inc. SEC filings. Wireless Age Communications, Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Wireless Age Communications, Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Wireless Age Communications, Inc.'s SEC filings.

Contact:

John G. Simmonds, CEO

905-833-9845 ext. 223